Imprimis Pharmaceuticals Announces Third Quarter 2015 Financial Results

and Provides Business Update

Management will host conference call today at 4:30 p.m. EST (1:30 p.m. PST)

San Diego, CA — November 12, 2015 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a specialty pharmaceutical company focused on the development and commercialization of proprietary compounded drug therapies, today announced its financial results for the third quarter ended September 30, 2015. Management will discuss the company’s financial results and recent business updates on a conference call this afternoon at 4:30 p.m. EST.

Key Third Quarter 2015 Accomplishments and Recent Developments

Financial Highlights

●	Total revenues reported for the third quarter 2015 were $2.7 million, a 508% increase compared to $0.4 million reported for the same period of 2014, and a 36% increase compared to revenues of $1.97 million in the second quarter 2015. Year-to-date revenues ended September 30, 2015, totaled $6.2 million, representing an over 460% increase compared to $1.1 million for the same nine-month period of 2014.

●	Adjusted EBITDA was $(2.4) million, or approximately $(0.25) per share of common stock, for the third quarter compared to $(1.9) million, or approximately $(0.21) per share of common stock, for the same period a year ago.

●	Sales of the company’s proprietary Tri-Moxi and Tri-Moxi-Vanc compounded injectable formulations for the third quarter 2015 were $594,000, an increase of over 300% compared to the same quarter a year ago.

●	Third quarter 2015 sales for the company’s combination topical eye drop formulations totaled $263,000, nearly triple the revenue reported for second quarter 2015.

●	Sales of HLA compounded formulations in the third quarter were $518,000 an increase of over 140% compared to $215,000 for the second quarter 2015.

●	Gross margins increased to 55% for the third quarter in 2015 compared to 46% for the same period last year. The increase was primarily attributable to ongoing implementation of pharmacy efficiencies and increased sales of the company’s proprietary compounded formulations.

Commercialization and Corporate Developments

●	Announced the “Analysis of the Economic Impacts of Dropless Cataract Therapy on Medicare, Medicaid, State Governments, and Patient Costs” economic study conducted by researchers at Andrew Chang & Co, LLC demonstrating that our Dropless Therapy™ could provide savings to Medicare, Medicaid and patients of up to $13 billion. The economic study, co-sponsored by a grant from Cataract Surgeons for Improved Eyecare, was conducted assuming the cost of Dropless Therapy™ at $100 per dose.

●	Over 400 ophthalmologist are now prescribing our Dropless formulations and since its launch in April 2014, Dropless formulations have been administered in over 100,000 eye surgeries, primarily cataract surgeries.

●	Introduced the combination pyrimethamine and leucovorin formulation for physicians to consider prescribing for their patients as a low cost alternative to Daraprim®. Turing Pharmaceuticals LLC, the sole supplier of Daraprim, increased the price of Daraprim® from $13.50 to $750.00 per tablet. Imprimis is offering customizable compounded formulations of its pyrimethamine and leucovorin in oral capsules starting as low as $0.99 per tablet. The story reported by the Associated Press generated worldwide media attention and went viral on social media channels. The opportunity to address this important patient population has opened numerous potentially significant commercial doors which the company is currently pursuing.

●	Signed first international licensing agreement to expand the company’s Dropless Therapy™ and LessDrops combination drop formulations into Canada

ImprimisRx Pharmacy Operations

●	Completed the acquisition of Central Allen Pharmacy, based near Dallas, Texas and commenced construction of facility improvements with plans to register the pharmacy as a 503B outsourcing and manufacturing facility in February 2016.

●	Acquired the assets and businesses of Topical Apothecary Group, LLC, Aerosol Science Laboratories, Inc., SinuTopic, Inc. and Mycotoxins, LLC, the once leading U.S. providers of compounded sinus medications, delivery systems and patented packaging.

●	The company now dispenses to an aggregate of 50 states.

●	Continued construction of the company’s new 503B outsourcing facility in Roxbury, NJ, which will also serve as the new location for the ImprimisRx NJ pharmacy and will include a separate state-of-the-art outsourcing facility intended to comply with cGMP manufacturing standards and Section 503B of the U.S. Food, Drug and Cosmetic Act. The Roxbury facility is expected to be completed in January 2016 and begin operations as an outsourcing facility at the beginning of the second quarter 2016.

Mark L. Baum, Chief Executive Officer of Imprimis, stated, “We are firmly establishing ourselves as the national leader in developing, making and dispensing novel compounded pharmaceuticals at accessible prices. We are pleased with the significant 508% growth in our sales revenues in the third quarter compared to the third quarter last year and the 460% growth in revenues year-to-date. Our ophthalmology business is poised for potentially significant growth as we transition our production to a cGMP environment in FDA-registered facilities and hopefully gain support from policymakers and the Centers for Medicare and Medicaid Services to realize the nearly $13 billion potential savings benefit that Dropless can bring to bear. Demand for our Dropless Therapy™ and LessDrops™ combination topical eye drops continues to be strong and growing, and demand for our ophthalmology formulations has been consistent with our expectations. We look forward to attending this weekend’s AAO annual meeting in Las Vegas where our Dropless™ and LessDrops™ formulations will be the highlighted in numerous presentations and learning symposiums.”

Mr. Baum added, “The recent announcement that we are offering combination pyrimethamine and leucovorin formulations for physicians to consider prescribing for their patients as a low cost alternative to Daraprim®, brought Imprimis worldwide media attention and went viral on social media channels. We received a tremendous outpouring of thanks and support from patients, physicians, industry leaders and the public. Although sometimes overwhelming, it was greatly appreciated and made everyone involved in our development as a company proud to be part of the Imprimis team. This initiative has brought to light the cost savings Imprimis can offer the healthcare system, and opened up doors that may allow us to work with large payors, both private and public, to provide a further benefit to their recipients for our growing database of lower cost high quality compounded alternative formulation choices.”

Mr. Baum concluded, “We will continue to execute on our land and expand strategy, introduce additional cost-effective formulations under our Imprimis Cares initiative, and develop other proprietary and non-proprietary formulations for our ophthalmic, urologic, sinus and integrative medicine therapeutic areas.”

Financial Outlook and Guidance

Imprimis projects total revenue for 2015 to be approximately $9 - $11 million.

Financial Summary

Selected unaudited highlights regarding operating results for the three and nine months ended September 30, 2015 and for the same periods in 2014 are described in the tables below (in thousands, expect per share data):

	For the three months ended September 30, 2015	For the three months ended September 30, 2014
Total Revenues	$2,683	$441
Cost of Sales	1,202	239
Selling & Marketing Expenses	1,813	637
General & Administrative Expenses	3,104	1,954
Research & Development Expenses	93	70
Other Income (Expense), net	(423)	7
Net Loss	$(3,952)	$(2,452)
Net Loss per Common Share	$(0.41)	$(0.27)

	For the nine months ended September 30, 2015	For the nine months ended September 30, 2014
Total Revenues	$6,213	$1,110
Cost of Sales	3,259	715
Selling & Marketing Expenses	4,455	1,462
General & Administrative Expenses	8,327	6,163
Research & Development Expenses	299	166
Other Income (Expense), net	(648)	23
Net Loss	$(10,775)	$(7,373)
Net Loss per Common Share	$(1.13)	$(0.81)

The tables below describes certain classifications of our compounded drug formulations and other revenues (in thousands):

	Three months ended
	September 30,
	2015	2014
Tri-Moxi and Tri-Moxi-Vanc	$594	$144
Combination eye drops	263	-
HLA (including royalties)	518	-
Other revenues	1,308	297
Total revenues	$2,683	$441

	Nine months ended
	September 30,
	2015	2014
Tri-Moxi and Tri-Moxi-Vanc	$1,431	$195
Combination eye drops	359	-
HLA (including royalties)	740	-
Other revenues	3,683	915
Total revenues	$6,213	$1,110

Adjusted EBITDA

In addition to the company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results, provides a more complete understanding of the company’s results of operations and the factors and trends affecting its business. Management believes adjusted EBITDA provides meaningful supplemental information regarding the company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the company’s core operating performance and that may obscure trends in the company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the company’s results. However, adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the company’s competitors.

The company defines adjusted EBITDA as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and, if any and when specified, other non-recurring income or expense items. The company believes that the most directly comparable GAAP financial measure to adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of adjusted EBITDA, a non-GAAP measure to the most comparable GAAP measure, net loss, for the three months ended September 30, 2015 and 2014 (in thousands):

	For the three months ended September 30, 2015	For the three months ended September 30, 2014
Net Loss	$(3,952)	$(2,452)
Stock-based compensation	956	554
Depreciation	84	9
Amortization of intangible assets	88	13
Interest (income) expense, net	423	(7)
Adjusted EBITDA	$(2,401)	$(1,883)

Third Quarter Results Conference Call and Webcast

The company will hold a conference call and audio-only webcast today at 4:30 p.m. EST (1:30 p.m. PST). The conference call and webcast will be open to all listeners and a question and answer session will follow the prepared remarks. To participate in this event, dial 877-407-8035 domestically or 201-689-8035 internationally, approximately 5 to 10 minutes prior to the start of the call. Additionally, you can listen to the event online at www.investorcalendar.com/IC/CEPage.asp?ID=174457, as well as at the company’s website at www.imprimispharma.com. If you are unable to participate during the live webcast, the event archive will be available at www.investorcalendar.com/IC/CEPage.asp?ID=174457 or at the company’s website. You may access the teleconference replay by dialing 877-660-6853 domestically or 201-612-7415 internationally, referencing conference 13623279. The replay will be available until December 13, 2015.

ABOUT IMPRIMIS PHARMACEUTICALS

San Diego-based Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a national leader in the development, production and dispensing of novel compounded pharmaceuticals. The company’s business primarily consists of four therapeutic segments including ophthalmology, urology, sinus and integrative medicine. Imprimis dispenses compounded pharmaceuticals in all 50 states from four facilities located in California, Texas, New Jersey and Pennsylvania. For more information about Imprimis, please visit the corporate website at www.ImprimisPharma.com.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such "forward looking statements." Forward looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing its formulations; risks related to its compounding pharmacy operations; its ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

All Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws governing compounded drug formulations.

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Source: Imprimis Pharmaceuticals, Inc.

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858.704.4587

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